Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002

PRESS RELEASE

Pioneer Announces 2004 Results

     Houston, Texas (March 28, 2005) — Pioneer Companies, Inc. [OTC: PONR] today reported that for the fourth quarter of 2004 it had net income of $4.5 million, or $0.41 per diluted share, compared to a net loss of $5.2 million, or $0.52 per diluted share, in the fourth quarter of 2003. Revenues for the fourth quarter of 2004 were $115.0 million as compared to $93.3 million for the same period in 2003. For the year ended December 31, 2004, Pioneer reported a net loss of $1.2 million, or $0.12 per diluted share, on revenues of $407.1 million, compared to net income of $18.2 million, or $1.79 per diluted share, on revenues of $378.7 million for the year ended December 31, 2003. Comparisons between the calendar year periods are affected by certain charges related to the settlement of derivatives-related litigation in early 2003.

     Pioneer realized average electrochemical unit, or ECU, netbacks of $480 in the fourth quarter of 2004 and $393 for the full year, compared to average ECU netbacks of $366 in the fourth quarter of 2003 and $382 for all of 2003. Production also increased in 2004, with total production of 704,000 ECUs in 2004, representing approximately 97% of Pioneer’s production capacity, compared to 671,000 ECUs in 2003, representing approximately 93% of production capacity. Revenues also improved in the 2004 periods as compared to 2003 as a result of higher volumes and prices for sales of Pioneer’s other products.

     A $12.7 million increase in cost of sales — products for 2004 resulted from higher variable costs during the year, primarily attributable to $10.8 million of increased electricity and salt costs resulting from higher prices for both raw materials and increased production levels, $3.5 million of increased costs related to purchases of caustic soda for resale, and an $8.8 million increase in freight costs resulting from higher volumes and fuel surcharges. Depreciation in 2004 was also $3.9 million higher than in 2003, resulting from a charge relating to the decision in the first quarter of 2004 to discontinue chlor-alkali production in Tacoma. The increase in variable costs was offset to an extent by lower fixed costs, including a $3.3 million decrease in personnel costs as a result of an organizational efficiency project that was implemented during the year and that Pioneer refers to as Project STAR, the absence of $3.5 million in maintenance projects that were completed in 2003 and the absence of a $9.5 million environmental charge recorded in 2003. A fourth quarter increase in cost of sales — product of $3.4 million as compared to the year-earlier period resulted from higher variable costs and lower fixed costs in the same categories.

     Selling, general and administrative expenses in 2004 were $4.4 million higher than in 2003, resulting from higher consulting fees of $4.1 million attributable to Project STAR and a $2.4 million increase in employee benefit costs in 2004, partially offset by $1.8 million of decreased bad debt expense. Fourth quarter selling, general and administrative expenses were $7.2 million and $3.2 million in 2004 and 2003, respectively. The $4.0 million increase was primarily related to higher employee benefit costs of $3.1 million and higher professional fees of $0.9 million in 2004.

     Significant charges and credits, not specifically related to plant operating and maintenance activities and which affect the comparability of operating income between periods, are as follows (amounts in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating income (loss)	$14.8	$0.3	$22.1	$39.8
Charges (credits)
Cost of sales — products	$—	$—	$—	$9.5
Cost of sales — derivatives	—	—	—	21.0
Change in fair value of derivatives	—	—	—	(87.3)
Asset impairment	—	—	—	40.8
Other items	0.5	0.8	4.0	0.3

     Charges and credits noted above are detailed as follows:

•	In the first quarter of 2003, cost of sales — products included $9.5 million in Pioneer’s reserves for environmental remediation liabilities, based on an analysis of environmental concerns at all of Pioneer’s plants.

•	In the first quarter of 2003, Pioneer and the Colorado River Commission settled their dispute over certain derivative positions relating to the supply of power to Pioneer’s Henderson facility. As a result, the receivable of $21.0 million that Pioneer had recorded for estimated net proceeds from matured derivatives was reversed, and the net liability of $87.3 million that had been recorded for the net mark-to-market loss on outstanding derivative positions was also reversed.

•	Pioneer recorded an impairment charge of $40.8 million in the first quarter of 2003, since the settlement with the Colorado River Commission resulted in the use of higher-cost power at the Henderson facility, and recognition of an impairment of the facility’s asset value.

•	Pioneer recognized employee severance and related benefits costs in 2004 of $4.0 million related to Project STAR and the transfer of bleach production from Cornwall, Ontario to Becancour, Quebec.

     Pioneer reported other expense of $2.8 million in 2004, consisting of currency exchange loss, compared to $5.8 million of currency exchange loss in 2003. For the three months ended December 31, 2004, other expense included $1.7 million of currency exchange loss as compared to $1.3 million of currency exchange loss in the comparable period in the prior year.

     Pioneer’s income tax expense in 2004 was $2.1 million, compared to an income tax benefit of $3.3 million in 2003. In 2004 there was a benefit from the net loss of Canadian operations, but a valuation allowance in a greater amount was recorded against Pioneer’s Canadian capital loss carryforward as a result of a determination that it is unlikely that the carryforward will be applied against future capital gains.

     At December 31, 2004, Pioneer had liquidity of $43.0 million, which included cash and cash equivalents of $16.2 million and available borrowings under Pioneer’s revolving credit facility of $26.8 million, net of letters of credit outstanding as of such date.

     Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated, “There were several positive developments for Pioneer in 2004. Strong demand for both chlorine and caustic soda during the year resulted in increased production and higher ECU netbacks, which averaged $480 in the fourth quarter. During the year we also implemented Project STAR, an important organizational efficiency project that has provided benefits to our cost structure. We believe those developments were important factors that contributed to our ability to sell common stock in an underwritten public offering in December. The $22.1 million in net proceeds of the offering were used to reduce our outstanding indebtedness, with a major portion of that reduction occurring in January 2005.”

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

     The Company has filed its annual report on Form 10-K for the year ended December 31, 2004, and has posted it to its Internet web site, so it is readily accessible. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.

     Pioneer will conduct a teleconference on March 30, 2005, at 1:00 p.m. Central time in order to discuss its 2004 financial results. Individuals who are interested in listening to the teleconference may call (800) 633-8548 at that time and request to listen to the Pioneer earnings teleconference. A replay of the teleconference will be available from 1:00 p.m. (Central time) on March 31, 2005, until 1:00 p.m. on April 2, 2005, by dialing (800) 633-8284, reservation #21236988.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer’s high financial leverage, global political and economic conditions, the effects of our organizational efficiency project, the demand and prices for Pioneer’s products, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer’s products and raw materials, the effect of Pioneer’s results of operations on its debt agreements, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$115,038	$93,327	$407,115	$378,675
Cost of sales — product	(92,526)	(89,090)	(353,454)	(340,804)
Cost of sales — derivatives	—	—	—	(20,999)
Total cost of sales	(92,526)	(89,090)	(353,454)	(361,803)

Gross profit	22,512	4,237	53,661	16,872

Selling, general and administrative expenses	(7,226)	(3,164)	(27,608)	(23,204)
Change in fair value of derivatives	—	—	—	87,271
Asset impairment	—	—	—	(40,818)
Other items	(535)	(786)	(3,974)	(340)
Operating income	14,751	287	22,079	39,781
Interest expense, net	(4,575)	(4,879)	(18,356)	(19,064)
Other expense, net	(1,725)	(1,282)	(2,838)	(5,816)
Income (loss) before income taxes	8,451	(5,874)	885	14,901
Income tax (expense) benefit	(3,916)	684	(2,127)	3,286
Net income (loss)	$4,535	$(5,190)	$(1,242)	$18,187
Income (loss) per share:
Basic	$0.44	$(0.52)	$(0.12)	$1.82
Diluted	$0.41	$(0.52)	$(0.12)	$1.79
Weighted average number of shares outstanding:
Basic	10,359	10,003	10,113	10,002
Diluted	10,941	10,327	10,113	10,169

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
Assets
Current assets	$90,983	$61,471
Net property, plant and equipment	172,198	189,534
Other assets, net	4,359	3,931
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$351,604	$339,000

Liabilities and stockholders’ equity
Current liabilities	$42,819	$48,881
Long-term debt, less current portion	200,797	203,803
Other long-term liabilities	70,093	67,326
Total stockholders’ equity	37,895	18,990

Total liabilities and stockholders’ equity	$351,604	$339,000

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2004	2003
Operating activities:
Net income (loss)	$(1,242)	$18,187
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	25,514	21,551
Provision for (recovery of) loss on accounts receivable	(384)	1,296
Deferred tax expense (benefit)	2,127	(3,142)
Derivatives — cost of sales and change in fair value	—	(66,272)
Asset impairment	—	40,818
(Gain) loss on disposal of assets	(10)	761
Currency exchange (gain) loss	2,840	5,825
Net effect of changes in operating assets and liabilities	(9,552)	(4,763)
Other	346	—

Net cash flows from operating activities	19,639	14,261

Investing activities:
Capital expenditures	(8,384)	(9,998)
Proceeds from disposal of assets	315	—

Net cash flows used in investing activities	(8,069)	(9,998)

Financing activities:
Net borrowings (payments) under revolving credit arrangements	(16,823)	2,119
Repayments of long-term debt	(3,079)	(7,494)
Proceeds from issuance of stock, net	22,374	8

Net cash flows from (used in) financing activities	2,472	(5,367)

Effect of exchange rate changes on cash	203	261

Net change in cash and cash equivalents	14,245	(843)

Cash and cash equivalents at beginning of period	1,946	2,789

Cash and cash equivalents at end of period	$16,191	$1,946